UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

PEAK BIO, INC.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

70470P108 (Common Stock)

(CUSIP Number)

December 13, 2022

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1 (b)

☐	Rule 13d-1 (c)

☐	Rule 13d-1 (d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

CUSIP No. 70470P108	13G

1	NAME OF REPORTING PERSON SBI Investment KOREA Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Korea

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 320,206
	6	SHARED VOTING POWER 3,301,283 (1)
	7	SOLE DISPOSITIVE POWER 320,206
	8	SHARED DISPOSITIVE POWER 3,301,283 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,621,489
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.7%
12	TYPE OF REPORTING PERSON FI

(1)

Represents 251,418 shares of common stock held by SBI Cross-border Advantage Fund, an affiliate of SBI Investment KOREA Co., Ltd. (“SBI”), 599,202 shares of common stock held by SBI Healthcare Fund 1, an affiliate of SBI, 1,601,067 shares of common stock held by IBKC-SBI Bio Fund 1, an affiliate of SBI, 83,800 shares common stock held by SBI KIS 2016-1 Fund, an affiliate of SBI, 167,600 shares of common stock held 2014 KIF -SBI IT Investment Fund, an affiliate of SBI, 419,017 shares of common stock held by Global Gateway Fund 1, an affiliate of SBI and 179,179 shares of common stock held by 2019 SBI Job Creation Fund, an affiliate of SBI. These shares of common stock were acquired in the business combination consummated between Peak Bio, Inc. (f/k/a Ignyte Acquisition Corp.), Ignyte Korea Co., Ltd. and Peak Bio Co., Ltd.

CUSIP No. 70470P108	13G

1	NAME OF REPORTING PERSON SBI Cross-border Advantage Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Korea

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 251,418 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 251,418 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 251,418 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2%
12	TYPE OF REPORTING PERSON FI

(1)	Represents 251,418 shares of common stock held by SBI Cross-border Advantage Fund, an affiliate of SBI.

CUSIP No. 70470P108	13G

1	NAME OF REPORTING PERSON SBI Healthcare Fund 1
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Korea

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 599,202 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 599,202 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 599,202 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%
12	TYPE OF REPORTING PERSON FI

(1)	Represents 599,202 shares of common stock held by SBI Healthcare Fund 1, an affiliate of SBI.

CUSIP No. 70470P108	13G

1	NAME OF REPORTING PERSON IBKC-SBI Bio Fund 1
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Korea

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,601,067 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,601,067 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,601,067 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON FI

(1)	Represents 1,601,067 shares of common stock held by IBKC-SBI Bio Fund 1, an affiliate of SBI.

CUSIP No. 70470P108	13G

1	NAME OF REPORTING PERSON SBI KIS 2016-1 Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Korea

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 83,800 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 83,800 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 83,800 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON FI

(1)	Represents 83,800 shares of common stock held by SBI KIS 2016-1 Fund, an affiliate of SBI.

CUSIP No. 70470P108	13G

1	NAME OF REPORTING PERSON 2014 KIF-SBI IT Investment Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Korea

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 167,600 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 167,600 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 167,600 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12	TYPE OF REPORTING PERSON FI

(1)	Represents 167,600 shares of common stock held by 2014 KIF-SBI IT Investment Fund, an affiliate of SBI.

CUSIP No. 70470P108	13G

1	NAME OF REPORTING PERSON Global Gateway Fund 1
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Korea

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 419,017 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 419,017 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 419,017 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9%
12	TYPE OF REPORTING PERSON FI

(1)	Represents 419,017 shares of common stock held by Global Gateway Fund 1, an affiliate of SBI.

CUSIP No. 70470P108	13G

1	NAME OF REPORTING PERSON 2019 SBI Job Creation Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Korea

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 179,179 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 179,179 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,179 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12	TYPE OF REPORTING PERSON FI

(1)	Represents 179,179 shares of common stock held by 2019 SBI Job Creation Fund, an affiliate of SBI.

CUSIP No. 70470P108	13G

SCHEDULE 13G

This Schedule 13G (the “Schedule 13G”) is being filed on behalf of SBI Investment KOREA Co., Ltd. and its affiliates, SBI Cross-border Advantage Fund, SBI Healthcare Fund 1, IKBC-SBI Bio Fund 1, SBI KIS 2016-1 Fund, 2014 KIF-SBI IT Investment Fund, Global Gateway Fund 1 and 2019 SBI Job Creation Fund (collectively, the “SBI Entities”), relating to common stock, $0.0001 par value per share, of Peak Bio, Inc., a Delaware corporation (the “Issuer”).

This Schedule 13G relates to the common stock of the Issuer acquired by the SBI Entities in the business combination consummated between Peak Bio, Inc. (f/k/a Ignyte Acquisition Corp.), Ignyte Korea Co., Ltd. and Peak Bio Co., Ltd. SBI Investment KOREA Co., Ltd. has voting and dispositive power over the securities owned by the SBI Entities.

Item 1.

(a)	Name of Issuer: Peak Bio, Inc., a Delaware corporation (the “Company”) (f/k/a Ignyte Acquisition Corp.).

(b)	Address of Issuer’s Principal Executive Offices:

The Company’s principal executive offices are located at

3350 W. Bayshore Rd., Suite 100 Palo Alto, CA 94303.

Item 2.

(a)	Name of Person Filing:

SBI Investment KOREA Co., Ltd.

SBI Cross-border Advantage Fund

SBI Healthcare Fund 1

IKBC-SBI Bio Fund 1

SBI KIS 2016-1 Fund

2014 KIF-SBI IT Investment Fund

Global Gateway Fund 1

2019 SBI Job Creation Fund

(b)	Address of Principal Business Office or if none, Residence:

SBI Investment KOREA Co., Ltd.

14th FL., NC Tower, 509, Teheran-ro

Gangnam-gu, Seoul, Korea

(c)	Citizenship: Republic of Korea

(d)	Title of Class of Securities: Common Stock, $0.0001 par value per share

(e)	CUSIP Number: 70470P108

Item 3.	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.D. 78o):

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

	(e)	☐ An investment adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan or endowment fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with Sec. 240.13d-1(b)(1)(ii)(G);

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☒ A non-U.S. institution in accordance with Sec. 240.13d-1(b)(1)(ii)(J);

	(k)	☐ Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

CUSIP No. 70470P108	13G

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount Beneficially Owned:

SBI Investment KOREA Co., Ltd. – 3,621,489

SBI Cross-border Advantage Fund – 251,418

SBI Healthcare Fund 1 – 599,202

IKBC-SBI Bio Fund 1 – 1,601,067

SBI KIS 2016-1 Fund – 83,800

2014 KIF-SBI IT Investment Fund – 167,600

Global Gateway Fund 1 – 419,017

2019 SBI Job Creation Fund – 179,179

(b)	Percent of Class: 16.7%

SBI Investment KOREA Co., Ltd. – 16.7%

SBI Cross-border Advantage Fund – 1.2%

SBI Healthcare Fund 1 – 2.8%

IKBC-SBI Bio Fund 1 – 7.4%

SBI KIS 2016-1 Fund – 0.4%

2014 KIF-SBI IT Investment Fund – 0.8%

Global Gateway Fund 1 – 1.9%

2019 SBI Job Creation Fund – 0.8%

As of the date hereof, the reporting persons beneficially owned an aggregate of 3,621,489 shares of common stock of the Issuer, or 16.7% of the Issuer’s common stock outstanding, which percentage was calculated based on 21,713,248 shares of the Issuer’s common stock outstanding as of December 31, 2022.

(c)	Number of shares which the person has:

(i)	Sole power to vote or to direct the vote:

SBI Investment KOREA Co., Ltd. – 320,206

SBI Cross-border Advantage Fund – 0

SBI Healthcare Fund 1 – 0

IKBC-SBI Bio Fund 1 – 0

SBI KIS 2016-1 Fund – 0

2014 KIF-SBI IT Investment Fund – 0

Global Gateway Fund 1 – 0

2019 SBI Job Creation Fund – 0

(ii)	Shared power to vote or to direct the vote:

SBI Investment KOREA Co., Ltd. – 3,301,283

SBI Cross-border Advantage Fund – 251,418

SBI Healthcare Fund 1 – 599,202

IKBC-SBI Bio Fund 1 – 1,601,067

SBI KIS 2016-1 Fund – 83,800

2014 KIF-SBI IT Investment Fund – 167,600

Global Gateway Fund 1 – 419,017

2019 SBI Job Creation Fund – 179,179

CUSIP No. 70470P108	13G

(iii)	Sole power to dispose or to direct the disposition:

SBI Investment KOREA Co., Ltd. – 320,206

SBI Cross-border Advantage Fund – 0

SBI Healthcare Fund 1 – 0

IKBC-SBI Bio Fund 1 – 0

SBI KIS 2016-1 Fund – 0

2014 KIF-SBI IT Investment Fund – 0

Global Gateway Fund 1 – 0

2019 SBI Job Creation Fund – 0

(iv)	Shared power to dispose or to direct the disposition:

SBI Investment KOREA Co., Ltd. – 3,301,283

SBI Cross-border Advantage Fund – 251,418

SBI Healthcare Fund 1 – 599,202

IKBC-SBI Bio Fund 1 – 1,601,067

SBI KIS 2016-1 Fund – 83,800

2014 KIF-SBI IT Investment Fund – 167,600

Global Gateway Fund 1 – 419,017

2019 SBI Job Creation Fund – 179,179

CUSIP No. 70470P108	13G

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person: Not Applicable

Item 7.	Identification and Classification of Subsidiary Which Acquired the Securities: Not Applicable

Item 8.	Identification and Classification of Members of the Group: Not Applicable

Item 9.	Notice of Dissolution of Group: Not Applicable

Item 10.	Certifications:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

By signing below I certify that, to the best of my knowledge and belief, the foreign regulatory scheme applicable to investment advisers and investment companies, is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institution(s). I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

Exhibits	Exhibit 99.1

Joint Filing Agreement, dated February 28, 2023, by and among SBI Investment KOREA Co., Ltd., SBI Cross-border Advantage Fund, SBI Healthcare Fund 1, IKBC-SBI Bio Fund 1, SBI KIS 2016-1 Fund, 2014 KIF-SBI IT Investment Fund, Global Gateway Fund 1 and 2019 SBI Job Creation Fund.

CUSIP No. 70470P108	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 28, 2023

SBI INVESTMENT KOREA CO., LTD.

By:	/s/ Joon-Hyo Lee
Name: Joon-Hyo Lee
Title: Co-CEO

/s/ Eiichiro So
Name: Eiichiro So Title: Co-CEO

SBI CROSS-BORDER ADVANTAGE FUND

By:	/s/ Joon-Hyo Lee
Name: Joon-Hyo Lee
Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

/s/ Eiichiro So
Name: Eiichiro So Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

SBI HEALTHCARE FUND 1

By:	/s/ Joon-Hyo Lee
Name: Joon-Hyo Lee
Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

/s/ Eiichiro So
Name: Eiichiro So Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

IKBC-SBI BIO FUND 1

By:	/s/ Joon-Hyo Lee
Name: Joon-Hyo Lee
Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

/s/ Eiichiro So
Name: Eiichiro So Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

CUSIP No. 70470P108	13G

SBI KIS 2016-1 FUND

By:	/s/ Joon-Hyo Lee
Name: Joon-Hyo Lee
Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

/s/ Eiichiro So
Name: Eiichiro So Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

2014 KIF-SBI IT INVESTMENT FUND

By:	/s/ Joon-Hyo Lee
Name: Joon-Hyo Lee
Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

/s/ Eiichiro So
Name: Eiichiro So Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

GLOBAL GATEWAY FUND 1

By:	/s/ Joon-Hyo Lee
Name: Joon-Hyo Lee
Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

/s/ Eiichiro So
Name: Eiichiro So Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

2019 SBI JOB CREATION FUND

By:	/s/ Joon-Hyo Lee
Name: Joon-Hyo Lee
Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.

/s/ Eiichiro So
Name: Eiichiro So Title: Co-CEO of SBI INVESTMENT KOREA CO., LTD.